May 10, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE MEMBERS MEETING TO BE HELD ON JUNE 20, 2012

Dear Member of NEDAK Ethanol, LLC:

Internet Availability:

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for our 2012 Annual Meeting of Members are available on the internet.  This communication presents only an overview of the more complete proxy materials that are available on the internet or by mail (upon request).  We encourage you to access and review all of the important information contained in the proxy materials before voting.  In addition, we will separately mail to you the proxy card with return mail materials.  There will be no postage required using the return mail materials to be provided. Under applicable rules, we must wait 10 days before sending the proxy card to you.

The proxy statement, proxy card and the 2011 annual report to members are available at www.nedakethanol.com in the Investor Information section.  If you would like to receive a paper or e-mail copy of these documents, you must request one.  There is no charge for you for requesting a copy.  Please make your request for a copy as instructed below on or before May 23, 2012 to facilitate timely delivery.

Annual Meeting Matters:

The 2012 Annual Meeting of Members (the “Annual Meeting”) will be held on Wednesday, June 20, 2011, at 1:00 p.m. C.D.T. at the West Holt High School, 1000 North Main Street, Atkinson, Nebraska 68713.  Only members who own membership units as of April 23, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the meeting and any adjournment thereof.  If you attend the Annual Meeting in June, you may nevertheless revoke the proxy and vote in person even though you previously mailed the proxy card.

Proposals to be voted on at the Annual Meeting are listed below.  The Board recommends that you vote FOR the proposal to re-elect the director nominees:

1.
To elect four directors to serve until the 2015 Annual Meeting of Members or until their respective successors shall be elected and qualified.  The directors up for re-election are Timothy Borer, Steve Dennis, Jeff Lieswald and Kenneth Osborne.

2.	To transact such other business as may properly come before the meeting and any adjournment thereof.

This Notice also constitutes notice to members of the Annual Meeting required under our Fifth Amended and Restated Operating Agreement, as amended.

Instructions:

You may access the following proxy materials at www.nedakethanol.com in the Investor Information section:

☑	Notice of the 2012 Annual Meeting of Members	☑	The Company’s 2012 Proxy Statement
☑	The Company’s 2011 Annual Report	☑	A proxy card for the 2012 Annual Meeting of Members

You may access your proxy materials and proxy card online by visiting www.nedakethanol.com.  Once you have carefully reviewed all of the proxy materials, please print off the proxy card, execute it and mail it to us at 87590 Hillcrest Road, P.O. Box 391, Atkinson, Nebraska 68713.  You do not need to provide any personal information to print off a proxy card.  You will only need to confirm your membership unit ownership on the proxy card in order for your vote to be counted.

If you prefer a paper copy of the proxy materials, you may request one by sending an e-mail to Lisa Fix at lfix@nedakethanol.com, calling (877) 959-5570, or by making a request at www.nedakethanol.com.  You have the opportunity to make a request to receive paper copies for all future meetings or only for the 2012 Annual Meeting of Members.  Members holding membership units as of the Record Date are encouraged and cordially invited to attend the Annual Meeting.

Directions on how to attend the Annual Meeting in person can be found at www.nedakethanol.com.